Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Experts” in this Shelf Registration Statement (Form S-3) of Hawaiian Holdings, Inc. for the registration of common stock, preferred stock, depository shares, warrants, and debt securities and to the incorporation by reference therein of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Hawaiian Holdings, Inc. and the effectiveness of internal control over financial reporting of Hawaiian Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Honolulu, Hawaii
October 30, 2009